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                                                                     EXHIBIT (5)

                                                                  August 7, 1995

Firstar Corporation
777 East Wisconsin Avenue
Milwaukee, Wisconsin 53202

Ladies and Gentlemen:

     Reference is made to the Registration Statement on Form S-3 (the "Registration Statement") to be filed by Firstar Corporation (the "Corporation") with the Securities and Exchange Commission (the "Commission") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the proposed offering of $100 million aggregate principal amount of Subordinated Notes due 2000 (the "Notes") through Merrill Lynch & Co. and Robert W. Baird & Co. Incorporated, as representatives of the several Underwriters as set forth in the Prospectus included in the Registration Statement.

     As Senior Vice President and General Counsel of the Corporation, I am familiar with the Corporation's Restated Articles of Incorporation and By-Laws, as amended, and with its affairs. I have also examined, or caused to be examined a signed copy of the Registration Statement, resolutions of the Corporation's Board of Directors adopted on July 20, 1995 and such other proceedings, documents and records as I have deemed necessary or appropriate to enable me to render this opinion.

     Based on the foregoing, it is my opinion that:

     1. The Corporation is a corporation duly organized and validly existing under the laws of the State of Wisconsin.

     2. When (a) the appropriate officers of the Corporation shall have taken action to approve the final terms of the Notes, including fixing the interest rate thereon, and terms of sale of the Notes; (b) the registration requirements of the Securities Act and applicable Blue Sky and other state securities laws have been complied with; (c) the proposed Indenture between the Corporation and Chemical Bank, Trustee, pursuant to which the Notes are to be issued shall have been duly executed and delivered and shall have been qualified under the Trust Indenture Act of 1939, as amended; and (d) the Notes shall have been duly executed, authenticated, issued and delivered against a payment therefor, the Notes will thereupon be legally issued and binding obligations of the Corporation.

     I consent to the use of this opinion as Exhibit 5 to the Registration Statement, and I further consent to the use of my name in the Registration Statement. In giving this consent, I do not admit that I am an "expert" within the meaning of Section 11 of the Securities Act, or within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the Commission issued thereunder.

                                          Very truly yours,

                                          /s/ HOWARD H. HOPWOOD III

                                          --------------------------------------
                                          Howard H. Hopwood III
                                          Senior Vice President and General
                                          Counsel